Exhibit 99.1

Riot Blockchain Appoints Jeffrey Vormittag as Chief Operating Officer of Riot Blockchain Canada Inc

Former Managing Director of Bitfury Canada to serve as COO of Riot's Subsidiary

CASTLE ROCK, Colo., Jan 17, 2018 — Riot Blockchain, Inc. (Nasdaq: RIOT) (the "Company") today announced that it has appointed Jeffrey Vormittag as Chief Operating Officer of its wholly owned subsidiary, Riot Blockchain Canada Inc.  Mr. Vormittag joins Riot Blockchain from Bitfury Technology Inc where he held the role of Managing Director for Canada, leading the development and launch of two blockchain mining data centers in Alberta, Canada, totaling nearly 60 Megawatts.

"We are thrilled to have someone with Jeffrey's experience in energy infrastructure and cryptocurrency mining join Riot in a Senior Executive position," commented John O'Rourke, Chairman and CEO of Riot Blockchain.  "One of our core focuses continues to be securing energy infrastructure for the build out of cryptocurrency mining and data center operations.  Jeffrey will be instrumental in Riot's growth plans moving forward."

Mr. Vormittag previously worked for over a decade in Canadian telecommunications, holding leadership roles in network service design and data center operations at Canada's second largest telecommunications provider.  Jeffrey is an accomplished IT Project Manager in the areas of data center deployment and technology integration.  Jeffrey holds a BA from the University of Waterloo and earned the PMI Project Management Professional designation in 2011.

The blockchain is a decentralized and encrypted ledger that offers a secure, efficient, verifiable and permanent way of storing records and other information without the need for intermediaries. These protocols are the backbone of numerous digital currencies, including Bitcoin, Ethereum and Litecoin. Blockchain protocols have a wide range of use, including processing transactions, accounting, verification and proof of ownership across a far-reaching spectrum of applications.

About Riot Blockchain

Riot Blockchain, Inc. is leveraging its expertise and a network of professional advisors to build and support blockchain technologies.  It is establishing an Advisory Board with technical experience intending to become a leading authority and supporter of blockchain, while providing investment exposure to the rapidly growing Bitcoin and blockchain ecosystems. For more information, visit http://www.RiotBlockchain.com/.

Safe Harbor

The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of the Company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are based upon current expectations of the Company and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to the Company may be found in the Company's periodic filings with the Securities and Exchange Commission, including the factors described in the sections entitled "Risk Factors", copies of which may be obtained from the SEC's website at www.sec.gov. The parties do not undertake any obligation to update forward-looking statements contained in this press release.

Media Contacts
Karen Chase or Travis Kruse
Russo Partners, LLC
(646) 942-5627
(212) 845-4272
karen.chase@russopartnersllc.com
travis.kruse@russopartnersllc.com

Investor Contact
IR@RiotBlockchain.com